EXHIBIT 8.1

Madrid, April [20], 2005

TELEFÓNICA, S.A.
Gran Vía, 28
Madrid - 28013
Spain

      Ladies and Gentlemen:

Merger of TELEFÓNICA, S.A. and TERRA NETWORKS, S.A.

     We have acted as Spanish counsel to TELEFÓNICA, S.A. (“Telefónica”), a corporation (sociedad anónima) organized under the laws of Spain, in connection with its merger with TERRA NETWORKS, S.A. (“Terra”), a corporation (sociedad anónima) organized under the laws of Spain (the “Merger”). In relation to the Merger we have participated in the preparation of the Registration Statement on Form-4 dated April [20], 2005 (the “Registration Statement”) filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, related to the Merger.

     We hereby confirm that the discussion set forth in the joint information statement/prospectus included in the Registration Statement in Part III, under the captions “Income Tax Consequences of the Merger. Spanish taxation” and “Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefonica and Terra Networks. Spanish taxation” is our opinion.

     We are lawyers admitted to practice in Spain and the foregoing opinion is limited to the laws of Spain as in effect on the date hereof.

     This opinion letter is rendered to Telefónica in connection with the above described transaction. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose and persons different from its addressee shall not make decisions based on it and may not claim any liability for its content without our prior written consent.

     Notwithstanding the above, we expressly authorise the disclosure of this opinion letter to the Securities Exchange Commission, only to the extent required so that it may conduct its monitoring activities in relation to the Registration Statement filed in connection with the Merger. This limitation will be kept until we expressly authorise in writing that it may otherwise use this legal opinion and rely on its content, with the necessary updates.

Very truly yours,

Rafael García Llaneza